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                                Exhibit 23.2(b)
                          Consent of Coopers & Lybrand

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form S-3 pertaining to the rights to purchase shares of Common Stock of Grubb & Ellis Company of our report dated January 28, 1994, on our audit of the financial statements of Axiom Real Estate Management, Inc. ("Axiom") as of and for the year ended December 31, 1993. Ernst & Young has placed reliance on our work performed on the financial statements of Axiom as of and for the year ended December 31, 1993, and has elected to make reference to that effect in its reports on the consolidated financial statements of Grubb & Ellis Company dated March 29, 1994. We also consent to the reference to our firm under the caption "Experts."

                              Very truly yours,



                              COOPERS & LYBRAND



July 21, 1994
Pittsburgh, Pennsylvania